Exhibit 99

ConocoPhillips Third-Quarter 2009 Interim Update

HOUSTON--(BUSINESS WIRE)--October 2, 2009--This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips (NYSE:COP) during the third quarter of 2009. The market indicators and company estimates may differ considerably from the company’s actual results scheduled to be reported on October 28, 2009.

Exploration and Production

The table below provides market price indicators for crude oil and natural gas. The company’s actual crude oil and natural gas price realizations are likely to vary from these market indicators due to quality and location differentials, as well as the effect of pricing lags.

Market Indicators
	3Q 2009	3Q 2008	3Q 2009 vs. 3Q 2008	2Q 2009
Dated Brent ($/BBL)	$68.28	$114.78	$(46.50)	$58.79
WTI ($/BBL)	68.19	117.83	(49.64)	59.54
ANS USWC ($/BBL)	69.13	116.90	(47.77)	58.92
Henry Hub first of month ($/MMBTU)	3.39	10.25	(6.86)	3.51
Source: Platts

Exploration and Production third-quarter results are expected to be impacted by continued weakness in North American natural gas prices. Total third-quarter production on a barrel-of-oil equivalent (BOE) per day basis, including Syncrude and excluding LUKOIL, is anticipated to be approximately 1.78 million BOE per day. Third-quarter production was impacted by seasonal planned maintenance activities, mainly in the United Kingdom and Alaska. Exploration expenses are expected to be approximately $400 million before-tax for the quarter.

Refining and Marketing

The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips’ U.S. refineries. Realized refining margins are likely to differ due to the company’s specific locations, configurations, crude oil slates or operating conditions. ConocoPhillips’ refining configuration yields somewhat higher distillate and secondary product volumes, and lower gasoline volumes than those implied by the market indicators shown below.

Market Indicators ($/BBL)
	3Q 2009	3Q 2008	3Q 2009 vs. 3Q 2008	2Q 2009
Refining Margins
East Coast WTI 3:2:1	$8.14	$10.43	$(2.29)	$9.13
Gulf Coast WTI 3:2:1	6.74	14.70	(7.96)	8.39
Mid-Continent WTI 3:2:1	8.06	14.38	(6.32)	9.16
West Coast ANS 3:2:1	13.89	16.34	(2.45)	15.11
Weighted U.S. 3:2:1	8.81	14.07	(5.26)	10.12
NW Europe Dated Brent 3:1:2	8.44	21.10	(12.66)	9.42
Singapore Dubai 3:1:2	7.63	19.10	(11.47)	7.88
WTI/Maya Differential	4.99	11.36	(6.37)	4.50
Source: Platts

Refining and Marketing results for the third quarter are expected to be significantly impacted by continued low worldwide distillate margins and narrow light-heavy crude differentials. The company’s average worldwide crude oil refining capacity utilization rate for the third quarter is anticipated to be in the upper-80-percent range. The domestic and international utilization rates are expected to be in the lower-90-percent range and upper-70-percent range, respectively. Third-quarter turnaround costs are anticipated to be approximately $80 million before-tax.

Other Segments

The LUKOIL Investment segment results will include a $33 million after-tax positive adjustment to align ConocoPhillips’ second-quarter estimate to LUKOIL’s second-quarter 2009 actual results reported in August.

Midstream and Chemicals results are expected to be slightly improved over the second quarter of 2009.

The number of weighted-average diluted shares outstanding during the third quarter is anticipated to be approximately 1,498 million.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions, as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The statements in the interim update are based on activity from operations for the first two months of the third quarter of 2009 and include estimated results for September and, as such, are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the third quarter of 2009 on October 28, 2009, may differ materially from the estimates given in this update.

CONTACT:
ConocoPhillips
Anna Kaplan, 281-293-3992 (media)
or
Diana Santos, 281-293-1674 (investors)